Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation

David A. Baumgarten

President and Chief Executive Officer

or

Michael W. Dosland

Senior Vice President and Chief Financial Officer

(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 35% INCREASE IN

NET INCOME FOR THE SECOND QUARTER OF 2014

Milwaukee, Wisconsin

July 16, 2014

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.6 million or $0.08 per diluted share in the second quarter of 2014, which was a 35.1% improvement over net income of $2.6 million or $0.06 per diluted share in the same quarter in 2013. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $6.4 million or $0.14 per diluted share in 2014 compared to $5.2 million or $0.11 per diluted share in the same six-month period in 2013. These improvements were due primarily to higher net interest income, lower provision for loan losses, and lower compensation-related expenses. These developments were partially offset by lower net mortgage banking revenue and, for the year-to-date period, a non-recurring charge in the first quarter of 2014 related to state income taxes.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, noted, “Our net interest margin increased to 3.32% in the second quarter, which was another record for the bank.” Baumgarten continued, “This improvement, together with other favorable trends in our financial condition and operating results, pushed earnings in the second quarter to the highest level in nearly five years.” Baumgarten concluded, “We remain reasonably confident that earnings will continue to trend higher in the near term, although there can be no assurances.”

Bank Mutual’s net interest income increased by $1.2 million or 7.5% and by $2.2 million or 6.7% during the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013. These increases were primarily attributable to a 28 basis point improvement in Bank Mutual’s net interest margin, from 3.01% during the first half of 2013 to 3.29% during the same period in the current year. In the quarter just ended, Bank Mutual’s net interest margin improved to 3.32% compared to 3.02% in the second quarter of last year. The improvements in net interest margin were due principally to an improved earning asset mix and an improved funding mix between these periods. Specifically, Bank Mutual’s average loans receivable increased by $91.0 million or 6.4% during the first six months of 2014 compared to the same period in 2013 and its average mortgage-related securities, investment securities, and overnight investments declined by $141.3 million or 19.2% in the aggregate between these same periods. Loans receivable generally have a higher yield than securities and overnight investments.

1

With respect to Bank Mutual’s funding mix, its average checking and savings deposits increased by $35.6 million or 3.9% in the aggregate during the first half of 2014 compared to the same period in 2013 and its average certificates of deposit declined by $164.2 million or 21.5% between these periods. Checking and savings deposits generally have a lower interest cost (or no interest cost) than certificates of deposits. Also contributing to the improvement in funding mix during the first six months of 2014 was $37.5 million in average overnight borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago compared to no such borrowings in the 2013 year-to-date period. These borrowings, which were drawn to fund loan growth and net deposit outflows in recent months, had an average interest cost of only 0.13% during the first half of 2014, which is also a lower cost than certificates of deposit.

Also contributing to the improvement in net interest margin during the six months ended June 30, 2014, compared to the same period in 2013 was a 46 basis point decline in the average cost of Bank Mutual’s certificates of deposit. Management anticipates that Bank Mutual’s cost of certificates of deposit will decline only modestly (if at all) during the remainder of 2014, although there can be no assurances.

The favorable impact of the aforementioned developments on net interest income was partially offset by a $50.3 million or 2.3% decrease in average earning assets during the six months ended June 30, 2014, compared to the same period in 2013. Bank Mutual’s earning assets have declined in recent periods as it has used available cash flow to fund a net decrease in its liabilities, particularly its certificates of deposit, as previously noted.

Bank Mutual’s provision for loan losses was $321,000 in the second quarter of 2014 compared to $1.7 million in the same quarter last year. The provision for the six months ended June 30, 2014, was $334,000 compared to $2.6 million in the same period last year. The decline in the provision for loan loss during these periods was due principally to an improvement in the general credit quality of Bank Mutual’s loan portfolio, as evidenced by a decrease in the overall level of Bank Mutual’s classified loans, as described later in this release. This improvement resulted in a decline in the portion of Bank Mutual’s allowance for loan loss that is determined primarily by internal risk ratings and the level of loans within each rating. General economic, employment, and real estate conditions continue to improve in Bank Mutual’s markets, although at a relatively slow pace. However, current conditions continue to be challenging for some borrowers. As such, there can be no assurances that classified loans and/or non-performing loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not vary considerably from period to period.

Deposit-related fees and charges decreased modestly during each of the three- and six-month periods ended June 30, 2014, respectively, compared to the same periods in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account services charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. In previous periods, Bank Mutual had reported ATM and debit card fees, merchant processing fees, and certain other items as a component of other income. Management attributes the decrease in deposit-related fees and charges during the 2014 periods to changes in deposit customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments were partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors. Also contributing was increased revenue from a debit card reward program that Bank Mutual implemented in 2013.

2

Brokerage and insurance commissions were $691,000 during the second quarter of 2014, which was $287,000 or 29.3% lower than the same period in the previous year. On a year-to-date basis, this source of revenue was $1.4 million in 2014, which was a $292,000 or 17.5% decline from the same period in 2013. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. These decreases were primarily due to a decline in customer demand for tax-deferred annuities in the most recent quarter. In addition, commission revenue in the 2013 periods benefited from higher commissions from sales of equity-related investments.

Mortgage banking revenue, net, was $792,000 and $1.4 million during the three and six-month periods ended June 30, 2014, respectively. This compared to $2.4 million and $5.1 million during the same periods in 2013, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated (in prior periods these components had been presented as separate line items in the consolidated statements of income):

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(Dollars in thousands)
Gross loan servicing fees	$702	$722	$1,418	$1,437
Mortgage servicing rights amortization	(456)	(785)	(878)	(1,793)
Mortgage servicing rights valuation recovery	1	1,115	1	2,229
Loan servicing revenue, net	247	1,052	541	1,873
Gain on loan sales activities, net	545	1,382	881	3,242
Mortgage banking revenue, net	$792	$2,434	$1,422	$5,115

Loan servicing revenue, net, was $247,000 in the second quarter of 2014 compared to $1.1 million in the same period in 2013. On a year-to-date basis, this revenue item was $541,000 in 2014 compared to $1.9 million in 2013. The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Higher market interest rates for residential loans beginning in early 2013 and continuing into 2014 resulted in lower future prepayment expectations on the loans underlying Bank Mutual’s MSRs, which resulted in a recovery of substantially all of the related valuation allowance in 2013. Higher rates also resulted in substantially lower MSR amortization in the 2014 periods compared to the same periods in 2013 due to a lower level of actual loan prepayments. As of June 30, 2014, Bank Mutual’s MSRs had a net book value of $8.2 million. As of the same date Bank Mutual serviced $1.1 billion in loans for third-party investors compared to $1.2 billion one year ago.

3

Gain on loan sales activities, net, was $545,000 and $881,000 during the three- and six-month periods ended June 30, 2014, respectively, compared to $1.4 million and $3.2 million in the same periods last year, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. During the first six months of 2014 sales of these loans were $156.8 million or 84.5% lower than they were during the same period in 2013. Increases in market interest rates for mortgage loans during 2013 and continuing into 2014 have resulted in lower originations and sales of fixed-rate, one- to four-family loans in recent periods. If market interest rates remain at their current level or trend higher, management anticipates that Bank Mutual’s gains on sales of loans will continue to be substantially lower during the remainder of 2014 than they were in 2013.

Income from bank-owned life insurance (“BOLI”) was $582,000 during the three months ended June 30, 2014, compared to $426,000 during the same period in 2013. On a year-to-date basis, income from BOLI was $1.1 million in 2014 compared to $1.2 million in the same period of 2013. Results in the second quarter of 2014 included a payout of excess death benefits under the terms of the insurance contracts. The second quarter of 2013 does not include any payouts related to excess death benefits. On a year-to-date basis, however, payouts of excess death benefits in 2014 were lower than they were during the same six-month period in 2013.

Other non-interest income was $636,000 during the second quarter of 2014 compared to $182,000 during the same quarter in 2013. During the six-month period, other non-interest income was $888,000 in 2014 compared to $598,000 in the same period last year. These changes were due primarily to increased fee income from interest rate swaps related to the certain commercial lending relationships. In late 2013 Bank Mutual began to mitigate the interest rate risk associated with these types of lending relationships by executing interest rate swaps related to the relationships, the accounting for which resulted in the recognition of a certain amount of fee income at the time the swap contracts were executed. Management expects that this source of revenue will vary from period to period depending on borrower preference for the types of lending relationships that generate the need for the interest rate swaps.

Compensation-related expenses decreased by $855,000 or 7.8% and $2.0 million or 9.3% during the three- and six-month periods ended June 30, 2014, respectively, compared to the same periods in 2013, respectively. These decreases were due primarily to lower costs related to Bank Mutual’s defined benefit pension plan, the benefits of which were frozen for most participants effective December 31, 2013. Also contributing to the decrease in this plan’s costs was an increase in the discount rate used to determine the present value of the pension obligation. Compensation-related expense was also lower in the 2014 periods because of a change in the manner in which employees earn vacation and other paid time off benefits beginning in 2014. Management anticipates that this change, which is non-recurring, will reduce full-year compensation expense in 2014 by approximately $1.3 million compared to 2013.

The favorable developments described in the preceding paragraph were partially offset by an increase in employer contributions to Bank Mutual’s defined contribution savings plan. This increase was intended to partially offset the effects of the changes that were made to the defined benefit pension plan, as previously described. Also offsetting the favorable developments described in the preceding paragraph was the impact of normal annual merit increases granted to most employees in the first quarter of 2014.

4

Occupancy and equipment expenses increased by $153,000 or 5.3% during the three months ended June 30, 2014, compared to the same period in the prior year. Year-to-date, occupancy and equipment expenses increased by $424,000 or 7.1% in 2014 compared to the same six month period in 2013. Most of these increases were caused by increased snow removal costs and utility expenses earlier in 2014 due to harsh winter conditions compared to the prior year. Also contributing were increased maintenance and repair costs in the 2014 periods relative to the 2013 periods.

Federal deposit insurance premiums were $372,000 during the second quarter 2014, which was $136,000 or 57.6% higher than the same period in 2013. On a year-to-date basis, these premiums were $746,000 in 2014, which was $297,000 or 28.5% lower than the same period in 2013. The year-to-date decrease was caused by continued improvement in Bank Mutual’s financial condition and operating results which, under the Federal Deposit Insurance Corporation’s (“FDIC”) risk-based premium assessment system, has resulted in a lower insurance assessment rate. Also contributing to the decrease was a lower level of average total assets in the first half of 2014 compared to 2013. The FDIC uses average total assets as the assessment base for determining the insurance premium. The quarterly increase in deposit insurance premiums was caused by a $250,000 retroactive credit Bank Mutual received in the second quarter of 2013 that was also related to its improved condition and results, but which related to premiums that had been paid in earlier periods.

Advertising and marketing-related expenses declined by $30,000 or 5.6% during the second quarter of 2014 compared to the same quarter in the previous year. Year-to-date, advertising and marketing expenses declined by $93,000 or 8.8% in 2014 compared to the same six month period in the prior year. At this time management expects advertising and marketing-related expenses for the full year of 2014 to be about 5% higher than they were in 2013. However, this will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed real estate were $607,000 and $967,000 during the three and six months ended June 30, 2014, respectively, compared to $443,000 and $1.6 million during the same period of last year. In general, Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to lower levels of foreclosed properties. Management does not consider the increase in the second quarter of 2014 to be indicative of a reversal in this general trend, although there can be no assurances.

Other non-interest expense was $2.6 million and $4.9 million during the three and six months ended June 30, 2014, respectively, compared to $2.3 million and $4.7 million during the same periods in 2013, respectively. These increases were primarily due to increased legal, consulting, and other professional costs incurred in 2014 that related to certain management initiatives and other legal matters.

Income tax expense was $2.0 million and $1.5 million during the three months ended June 30, 2014 and 2013, respectively, and was $4.4 million and $2.7 million during the six months ended as of the same dates, respectively. Bank Mutual’s effective tax rates (“ETRs”) during the second quarters of 2014 and 2013 were 35.7% and 35.9%, respectively. The 2014 year-to-date period includes a non-recurring charge of $518,000 (net of federal income tax benefit) that was related to a payment by Bank Mutual to the Wisconsin Department of Revenue (the “Department”) to settle a tax matter that has been previously disclosed. Excluding this non-recurring charge, as well as the related federal tax benefit, Bank Mutual’s effective tax rates (“ETRs”) during the first six months of 2014 and 2013 were 36.1% and 34.1%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue items, such as tax-exempt interest income and earnings from BOLI. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

5

Bank Mutual’s total assets decreased by $9.5 million or 0.4% during the six months ended June 30, 2014. During this period Bank Mutual’s mortgage-related securities available-for-sale declined by $50.5 million due primarily to the receipt of periodic principal repayments. In addition, overnight borrowings from the FHLB of Chicago, which are a component of borrowings, increased by $25.0 million during the period and advance payments from borrowers for taxes and insurance increased by $18.2 million, the latter due primarily to seasonal trends. Cash flows from these sources funded a $47.5 million increase in Bank Mutual’s loans receivable and a $46.6 million decrease in its deposit liabilities. Bank Mutual’s total shareholders’ equity increased from $281.0 million at December 31, 2013, to $285.8 million at June 30, 2014.

Bank Mutual’s loans receivable increased by $47.5 million or 3.1% during the six months ended June 30, 2014. During the first half of 2014 commercial and industrial loans increased by $39.4 million or 23.6% on increased originations and credit line utilization by borrowers. In addition, multi-family real estate loans increased by $20.3 million or 7.6% on increased originations and construction disbursements on existing loans. Finally, one- to four-family loans increased by $10.2 million or 2.1% despite a lower level of originations in the first half of 2014 compared to the same period in 2013. This development was caused by higher market interest rates, as previously noted, which has significantly reduced the amount of prepayment activity in the one- to four-family loan portfolio in recent trends. In contrast, Bank Mutual’s portfolio of commercial real estate loans declined by $27.4 million or 9.9% during the first half of 2014 due to low borrower demand and aggressive competition for these types of loans in recent periods. Bank Mutual’s portfolios of home equity and consumer loans have declined modestly in recent periods for similar reasons. Growth in total loans is subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue in 2014 or that total loans will not decrease during the period.

Bank Mutual’s deposit liabilities decreased by $46.6 million or 2.6% during the six months ended June 30, 2014. Certificates of deposit declined by $76.3 million or 12.0% during the period while core deposits, consisting of checking, savings and money market accounts, increased by $29.7 million or 2.6%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent periods in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in core deposits in recent periods, however, was customer reaction to the low interest rate environment for deposit products. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future. If interest rates increase in the future, customer preference may shift from core deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which could have an adverse impact on its net interest margin.

6

Bank Mutual’s shareholders’ equity increased from $281.0 million at December 31, 2013, to $285.8 million at June 30, 2014. This increase was due primarily to net income during the period, partially offset by the payment of cash dividends of $0.03 and $0.04 per share to shareholders during the first and second quarters, respectively. The book value of Bank Mutual’s common stock was $6.14 per share at June 30, 2014, compared to $6.05 per share at December 31, 2013.

Bank Mutual’s ratio of shareholders’ equity to total assets was 12.22% at June 30, 2014, compared to 11.97% at December 31, 2013. The increase in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of March 31, 2014 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.24% and a Tier 1 capital ratio of 11.18%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

In 2013 the Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) published final regulatory capital rules under Basel III. These new rules will become effective on January 1, 2015, although certain aspects of the new rules will phase in over the following four years. At this time management does not expect these new rules to have a significant impact on the regulatory capital of Bank Mutual’s subsidiary bank, its financial condition, or its results of operations, although there can be no assurances. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, as well as other requirements that could be imposed by regulators, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase its common stock.

Bank Mutual’s non-performing loans were $9.9 million or 0.63% of loans receivable as of June 30, 2014, compared to $13.0 million or 0.86% of loans receivable as of December 31, 2013. Non-performing assets, which includes non-performing loans, were $16.0 million or 0.68% of total assets and $19.7 million or 0.84% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at June 30, 2014, management was closely monitoring $36.6 million in additional loans that were classified as “special mention” and $41.6 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $52.7 million and $36.1 million, respectively, as of December 31, 2013. As of June 30, 2014, most of the additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. The decrease in loans classified as “special mention” was due primarily to the downgrade of certain loans to “substandard” during the period. However, this development was largely offset by a number of other “substandard” loans that paid off during the period or were upgraded due to the improved financial condition and operating results of the borrowers. In a number of the instances in which loans were downgraded from “special mention” to “substandard,” management believes the conditions that caused the downgrade could be temporary, and that such loans may be upgraded in the future, rather than experience additional deterioration. However, there can be no assurances. Management does not believe any of these particular loans were impaired as of June 30, 2014.

7

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $22.8 million or 1.46% of total loans at June 30, 2014, compared to $23.6 million or 1.56% of total loans at December 31, 2013. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 231.2% at June 30, 2014, compared to 181.6% at December 31, 2013. Management believes the allowance for loan losses at June 30, 2014, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

*   *   *   *   *

Cautionary Statements

This report contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could further affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2013 Annual Report on Form 10-K.

8

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)
	June 30	December 31
	2014	2013
ASSETS
Cash and due from banks	$23,133	$23,747
Interest-earning deposits	14,217	18,709
Cash and cash equivalents	37,350	42,456
Mortgage-related securities available-for-sale, at fair value	396,085	446,596
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $155,863 in 2014 and $153,223 in 2013)	154,326	155,505
Loans held-for-sale	2,968	1,798
Loans receivable (net of allowance for loan losses of $22,794
in 2014 and $23,565 in 2013)	1,556,459	1,508,996
Mortgage servicing rights, net	8,213	8,737
Other assets	182,457	183,261

Total assets	$2,337,858	$2,347,349

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,716,106	$1,762,682
Borrowings	269,291	244,900
Advance payments by borrowers for taxes and insurance	21,651	3,431
Other liabilities	41,236	52,414
Total liabilities	2,048,284	2,063,427
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2014 and 2013
Issued and outstanding - none in 2014 and 2013	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2014 and 2013
Issued - 78,783,849 shares in 2014 and 2013
Outstanding - 46,559,284 shares in 2014 and 46,438,284 in 2013	788	788
Additional paid-in capital	488,127	489,238
Retained earnings	154,547	151,384
Accumulated other comprehensive loss	(1,083)	(2,319)
Treasury stock - 32,224,565 shares in 2014 and 32,345,565 in 2013	(356,577)	(358,054)
Total shareholders' equity	285,802	281,037
Non-controlling interest in real estate partnership	3,772	2,885
Total equity including non-controlling interest	289,574	283,922

Total liabilities and equity	$2,337,858	$2,347,349

9

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Interest income:
Loans	$16,518	$15,974	$32,810	$32,182
Mortgage-related securities	3,243	3,538	6,598	7,465
Investment securities	33	10	56	23
Interest-earning deposits	4	38	7	65
Total interest income	19,798	19,560	39,471	39,735
Interest expense:
Deposits	1,226	2,173	2,588	4,938
Borrowings	1,170	1,197	2,333	2,422
Advance payment by borrowers for taxes and insurance	-	1	-	1
Total interest expense	2,396	3,371	4,921	7,361
Net interest income	17,402	16,189	34,550	32,374
Provision for loan losses	321	1,730	334	2,622
Net interest income after provision for loan losses	17,081	14,459	34,216	29,752
Non-interest income:
Deposit-related fees and charges	3,003	3,047	5,861	5,966
Brokerage and insurance commissions	691	978	1,378	1,670
Mortgage banking revenue, net	792	2,434	1,422	5,115
Income from bank-owned life insurance ("BOLI")	582	426	1,050	1,150
Other non-interest income	636	182	888	598
Total non-interest income	5,704	7,067	10,599	14,499
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,153	11,008	20,013	22,061
Occupancy and equipment	3,014	2,861	6,364	5,940
Federal insurance premiums	372	236	746	1,043
Advertising and marketing	505	535	969	1,062
Losses and expenses on foreclosed real estate, net	607	443	967	1,575
Other non-interest expense	2,569	2,328	4,920	4,726
Total non-interest expense	17,220	17,411	33,979	36,407
Income before income tax expense	5,565	4,115	10,836	7,844
Income tax expense	1,988	1,478	4,427	2,677
Net income before non-controlling interest	3,577	2,637	6,409	5,167
Net loss attributable to non-controlling interest	1	12	13	27
Net income	$3,578	$2,649	$6,422	$5,194

Per share data:
Earnings per share-basic	$0.08	$0.06	$0.14	$0.11
Earnings per share-diluted	$0.08	$0.06	$0.14	$0.11
Cash dividends paid	$0.04	$0.02	$0.07	$0.04

10

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Six Months Ended
	June 30		June 30
Loan Originations and Sales	2014	2013	2014	2013
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$24,732	$10,593	$43,570	$22,444
Commercial real estate	7,384	6,068	14,297	10,205
Multi-family	49,284	17,816	57,472	29,499
Construction and development	28,602	23,917	32,552	45,024
Total commercial loans	110,002	58,394	147,891	107,172
Retail loans
One- to four-family first mortgages	15,289	28,225	30,316	45,375
Home equity	8,818	11,403	16,705	23,794
Other consumer	394	886	730	1,861
Total retail loans	24,501	40,514	47,751	71,030
Total loans originated for portfolio	$134,503	$98,908	$195,642	$178,202

Mortgage loans originated for sale	$19,219	$78,393	$32,262	$188,743

Mortgage loan sales	$18,076	$81,757	$28,713	$185,536

	June 30	December 31
Loan Portfolio Analysis	2014	2013
Commercial loans:
Commercial and industrial	$206,170	$166,788
Commercial real estate	249,187	276,547
Multi-family real estate	286,154	265,841
Construction and development loans:
Commercial real estate	29,737	27,815
Multi-family real estate	145,752	164,685
Land and land development	5,813	6,962
Total construction and development	181,302	199,462
Total commercial loans	922,813	908,638
Retail loans:
One- to four-family first mortgages
Permanent	458,235	449,230
Construction	42,190	40,968
Total one- to four-family first mortgages	500,425	490,198
Home equity loans:
Fixed term home equity	144,649	148,688
Home equity lines of credit	79,335	79,470
Total home equity loans	223,984	228,158
Other consumer loans:
Student	10,342	11,177
Other	12,591	12,942
Total consumer loans	22,933	24,119
Total retail loans	747,342	742,475
Gross loans receivable	1,670,155	1,651,113
Undisbursed loan proceeds	(89,924)	(117,439)
Allowance for loan losses	(22,794)	(23,565)
Deferred fees and costs, net	(978)	(1,113)
Total loans receivable, net	$1,556,459	$1,508,996

Loans serviced for others	$1,112,812	$1,148,109

11

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Non-Performing Loans and Assets	2014	2013
Non-accrual commercial loans:
Commercial and industrial	$209	$284
Commercial real estate	2,534	4,401
Multi-family	1,423	1,783
Construction and development	639	728
Total commercial loans	4,805	7,196
Non-accrual retail loans:
One- to four-family first mortgages	4,256	4,556
Home equity	448	676
Other consumer	61	104
Total non-accrual retail loans	4,765	5,336
Total non-accrual loans	9,570	12,532
Accruing loans delinquent 90 days or more	291	443
Total non-performing loans	9,861	12,975
Foreclosed real estate and repossessed assets	6,138	6,736
Total non-performing assets	$15,999	$19,711
Non-performing loans to loans receivable, net	0.63%	0.86%
Non-performing assets to total assets	0.68%	0.84%

	June 30	December 31
Special Mention and Substandard Loans	2014	2013
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$16,650	$9,171
Commercial real estate	51,227	56,589
Multi-family	10,611	11,614
Construction and development	2,293	18,109
Total commercial loans	80,781	95,483
Retail loans:
One- to four-family first mortgages	6,779	5,502
Home equity	448	676
Other consumer	61	104
Total retail loans	7,288	6,282
Total	$88,069	$101,765

	Six Months Ended June 30
Activity in Allowance for Loan Losses	2014	2013
Balance at the beginning of the period	$23,565	$21,577
Provision for loan losses	334	2,622
Charge-offs:
Commercial and industrial	-	(199)
Commercial real estate	(557)	(493)
Multi-family	(241)	-
Construction and development	-	(6)
One- to four-family first mortgages	(429)	(860)
Home equity	(72)	(648)
Other consumer	(239)	(190)
Total charge-offs	(1,538)	(2,396)
Recoveries:
Commercial and industrial	1	3
Commercial real estate	129	414
Multi-family	-	-
Construction and development	142	-
One- to four-family first mortgages	135	247
Home equity	11	52
Other consumer	15	23
Total recoveries	433	739
Net charge-offs	(1,105)	(1,657)
Balance at end of period	$22,794	$22,542
Net charge-offs to average loans, annualized	0.15%	0.23%

	June 30	December 31
Allowance Ratios	2014	2013
Allowance for loan losses to non-performing loans	231.15%	181.62%
Allowance for loan losses to total loans	1.46%	1.56%

12

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Deposit Liabilities Analysis	2014	2013
Non-interest-bearing checking	$176,793	$161,639
Interest-bearing checking	240,502	245,923
Savings accounts	225,129	220,236
Money market accounts	516,070	501,020
Certificates of deposit	557,612	633,864
Total deposit liabilities	$1,716,106	$1,762,682

	Three Months Ended		Six Months Ended
	June 30		June 30
Selected Operating Ratios	2014	2013	2014	2013
Net interest margin (1)	3.32%	3.02%	3.29%	3.01%
Net interest rate spread	3.24%	2.93%	3.22%	2.93%
Return on average assets	0.61%	0.45%	0.55%	0.44%
Return on average shareholders' equity	5.03%	3.86%	4.53%	3.80%
Efficiency ratio (2)	74.53%	74.87%	75.26%	77.67%
Non-interest expense as a percent of average assets	2.96%	2.94%	2.92%	3.06%
Shareholders' equity to total assets at end of period	12.22%	11.65%	12.22%	11.65%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated

(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income for the periods indicated.

	Three Months Ended		Six Months Ended
	June 30		June 30
Other Information	2014	2013	2014	2013
Average earning assets	$2,098,722	$2,140,748	$2,099,269	$2,149,567
Average assets	2,327,977	2,372,474	2,328,522	2,380,633
Average interest bearing liabilities	1,806,422	1,884,497	1,809,114	1,905,817
Average shareholders' equity	284,692	274,350	283,529	273,631
Weighted average number of shares outstanding:
As used in basic earnings per share	46,292,016	46,224,831	46,286,760	46,220,262
As used in diluted earnings per share	46,526,843	46,366,959	46,558,598	46,349,463

	June 30	December 31
	2014	2013
Number of shares outstanding (net of treasury shares)	46,559,284	46,438,284
Book value per share	$6.14	$6.05

	June 30	December 31
Weighted Average Net Interest Rate Spread	2014	2013
Yield on loans	4.15%	4.30%
Yield on investments	2.33%	2.33%
Combined yield on loans and investments	3.67%	3.74%
Cost of deposits	0.27%	0.34%
Cost of borrowings	1.76%	1.93%
Total cost of funds	0.47%	0.54%
Interest rate spread	3.20%	3.20%

13